Exhibit 4.37

Execution Version

FOURTH AMENDMENT TO SECURITIES PURCHASE AGREEMENT

This Amendment (this “Amendment”) to that certain Securities Purchase Agreement, dated as of March 12, 2024 (as amended on April 3, 2024, June 26, 2024 and November 5, 2024, the “Securities Purchase Agreement”), by and between HUB Cyber Security Ltd., an Israeli company (the “Company”), and Tamas Gottdiener (the “Buyer”) is hereby made and entered into as of February 17, 2025. Capitalized terms used but not defined herein shall have the meanings given to them in the Securities Purchase Agreement.

WHEREAS, the Buyer has loaned the Company an aggregate of $11,000,000 in exchange for convertible notes (the “Notes”) and warrants to purchase an aggregate of 12,944,444 Ordinary Shares (the “Warrants”), each dated March 12, 2024, April 3, 2024, June 26, 2024 and November 5, 2024;

WHEREAS, the maturity date of each of the Notes has passed, and the Company has requested that the Buyer continue not to enforce his rights under the Notes and to extend the maturity date of each of the Notes to six months from the date hereof;

WHEREAS, the Company has requested the Buyer to try to recoup its investment in the Company by converting Notes and selling the underlying Ordinary Shares;

WHEREAS, for stock exchange compliance purposes, the Company has requested that the Buyer agree to amend the Warrants to enable the Company to classify them as equity instruments pursuant to IFRS;

WHEREAS, such amendments including, among other things, changing the denomination of the exercise price from US$ to NIS and removing the cashless exercise provisions;

WHEREAS, on January 29, 2025, the Buyer agreed to make such amendments to the Warrants; and

WHEREAS, the Notes are secured by a first-priority pledge on the shares of the Company in the Qpoint group, but the Company recently noticed that the SPA omitted the shares of the Company in Qpoint Solutions Ltd. (“Qpoint Solutions”) and has informed the Buyer of its willingness to pledge such shares;

WHEREAS, the Buyer is willing to accept the foregoing in consideration for pre-funded warrants, a warrant to purchase 2,055,556 Ordinary Shares, resetting the exercise price of the Warrants to $0.50 per share and other undertakings of the Company, all as set forth herein;

NOW THEREFORE, the parties hereto hereby agree as follows:

1. Maturity Date Amendment; Interest. The maturity date of each of the Notes is hereby changed to August 16, 2025, and the payment defaults occurring until the date hereof are hereby waived. To the extent that the Notes are not paid or converted in full by April 1, 2025, then from and after April 1, 2025 the interest rate of the Notes (including the Shortfall Note) shall be 20% per annum.

2. Amendments to Warrants. Each of the Warrants shall be amended and restated, on the date hereof, in the form attached hereto as Exhibit A. The exercise price of each of the Warrants shall be NIS 1.777, being the NIS equivalent of $0.50 per share based on the last published exchange rate published by the Bank of Israel on the date hereof. The term of the Warrants shall be five years from the date hereof.

3. Issuance of New Securities. On the date hereof, the Company shall issue to the Buyer (i) a five-year warrant to purchase 2,055,556 Ordinary Shares for $0.50 per share in the form of the Warrants prior to the amendments contemplated by this Amendment and (ii) a pre-funded warrant to acquire ten million Ordinary Shares, in the form attached hereto as Exhibit B (together, the “New Warrants”).

4. Pledge of Qpoint Solutions. No later than three business days following the date hereof, the Company shall file with the Israeli Registrar of Companies, a pledge registration document (“Tofes 10”) for the registration of a pledge for the benefit of the Buyer on the Company’s shares in Qpoint Solutions to secure all the Notes and shall amend the registration of pledge #36 to cover all the Notes. The Company shall not record any other pledges on shares of companies in the Qpoint group prior to completion of such registrations.

5. Representations and Warranties. The Buyer hereby represents and warrants to the Company that the representations and warranties of the Buyer set forth in Section 2 of the Securities Purchase Agreement are true and correct as of the date hereof. The Company hereby represents and warrants to the Buyer that the representations and warranties of the Company set forth in Section 3 of the Securities Purchase Agreement are true and correct as of the date hereof, except as set forth on Schedule 5 hereof.

6. Conversion of Notes. The Buyer will sell all or a significant portion of the Notes to a third party buyer (the “Purchaser”) who is expected to convert the Notes (the Notes (or portion of a Note) so converted, the “Converted Notes”) and attempt to sell the resulting Ordinary Shares (the “Conversion Shares”). By no later than April 2, 2025, the Buyer shall inform the Company in writing of the amount of proceeds it irrevocably received from the sale of Conversion Shares (the “Sale Proceeds”), and the Company shall be deemed to have repaid the principal and accrued interest under the Converted Notes in the amount equal to the Sale Proceeds. In the event that the Sale Proceeds are lower than the aggregate principal amount of the Converted Notes and the accrued interest thereon (the amount of such shortfall, the “Shortfall”), the Company shall no later than April 4, 2025 issue to the Buyer a convertible note in the principal amount equal to the Shortfall (and if the Sale Proceeds (and any repayments from the Company) are less than $6,500,000, also the interest that would have accrued on the Converted Notes in accordance with their terms had they not been converted) (the “Shortfall Note”), with an interest rate of 20% per annum, commencing retroactively from the date of conversion of the Converted Notes, and a maturity date of August 16, 2025, and otherwise on the same terms and conditions (including first degree security interest on the shares of the Company in the Qpoint group senior to any other lender of the Company) as the Converted Notes. In the event that, at April 2, 2025, the Buyer holds unsold Conversion Shares (not including shares retained by the Purchaser or any third party), then Warrants shall be exercised for an equivalent number of Ordinary Shares pursuant to the terms thereof and such Conversion Shares shall be deemed to be issued pursuant to such exercise in lieu of the issuance of new Ordinary Shares. For the avoidance of doubt, nothing in this Amendment will derogate from the 4.99% ownership limitation set forth in the Notes and the Warrants.

7. Continued Validity of Transaction Documents. Except as specifically amended hereby, the Transaction Documents shall remain in full force. This Amendment shall be a “Transaction Document”, and the New Warrant and the New Ordinary Shares shall be “Securities” for all purposes under the Securities Purchase Agreement. For the avoidance of doubt, this Amendment shall not derogate from the Company’s obligations to repay the amount of the Notes plus interest to the Buyer, in accordance with their terms and conditions. The form of heter iska that appears in the Sefer Netivot Shalom written by Harav Shalom Yosef Gelber shall apply to the transactions contemplated by this Amendment, as well as to the Share Purchase Agreement and each amendment thereto.

8. Counterparts. This Amendment may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party hereto and delivered to the other party. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

[signature page follows]

IN WITNESS WHEREOF, the Buyer and the Company has caused its signature page to this Amendment to be duly executed as of the date first written above.

COMPANY:

HUB Cyber Security Ltd.

By:	/s/ Noah Hershcoviz /s/ Lior Davidsohn
Name:	Noah Hershcoviz and Lior Davidsohn
Title:	CEO and Interim CFO

BUYER:

/s/ Tamas Gottdiener
Tamas Gottdiener

Schedule 5

In respect of Section 3(cc) of the SPA, the Company notes that the staff of the SEC has recently notified the Company of its position that the Company is considered a former shell company for purposes of SEC Rule 144(i) as a result of the Company’s merger with a SPAC.